                                                                  EXHIBIT 4.3

-------------------------------------------------------------------------------


                        TRANSAMERICAN ENERGY CORPORATION

                                       AND

                           TRANSTEXAS GAS CORPORATION


                            ------------------------

                       SECOND AMENDMENT TO LOAN AGREEMENT

                          Dated as of December 15, 1998

                           --------------------------



-------------------------------------------------------------------------------

                       SECOND AMENDMENT TO LOAN AGREEMENT

         This Second Amendment to Loan Agreement (this "Second Amendment") is made as of December 15, 1998, by and between TransAmerican Energy Corporation, a Delaware corporation ("TEC"), and TransTexas Gas Corporation, a Delaware corporation ("TransTexas").

         WHEREAS, TEC and Firstar Bank of Minnesota, N.A., as Trustee, have entered into an Indenture dated as of June 13, 1997, as amended (the "Indenture"), pursuant to which TEC issued $475,000,000 aggregate principal amount of its 11 1/2% Senior Secured Notes due 2002 and $1,130,000,000 aggregate principal amount of its 13% Senior Secured Discount Notes due 2002 (collectively, the "Notes"); and

         WHEREAS, TEC and TransTexas have entered into a Loan Agreement dated as of June 13, 1997, as amended by a First Amendment to Loan Agreement dated as of December 30, 1997 (as so amended, the "TransTexas Intercompany Loan Agreement"), pursuant to which TEC agreed to loan to TransTexas an aggregate of $450,000,000 out of the proceeds of the issuance of the Notes; and

         WHEREAS, TEC and TransTexas have agreed to certain amendments to the TransTexas Intercompany Loan Agreement as hereinafter set forth (the "Proposed Amendments"); and

         WHEREAS, pursuant to Section 9.2 of the Indenture, the holders of not less than 66-2/3% in aggregate Value (as defined in the Indenture) of the Notes have consented to the Proposed Amendments to the TransTexas Intercompany Loan Agreement;

         NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties to this Second Amendment hereby agree as follows:


                                    ARTICLE I
            AMENDMENTS TO THE TRANSTEXAS INTERCOMPANY LOAN AGREEMENT

         Section 1.01. Amendments to Section 1.1. The following definitions in
Section 1.1 of the TransTexas Intercompany Loan Agreement are hereby amended as follows:

         (a) The definition of "Equipment" is hereby amended to read as follows:

                           "Equipment" shall mean and includes all of any
                  Person's now owned or hereafter acquired Vehicles, drilling rigs, workover rigs, fracture stimulation equipment, well site compressors, rolling stock and related equipment and other assets accounted for as equipment by such Person in its financial statements, all proceeds thereof, and all documents of title, books, records, ledger cards, files, correspondence and computer files, tapes, disks and related data processing software that any time evidence or contain information relating to the foregoing; provided, however that "Equipment" shall not include any assets constituting part of a natural gas pipeline or the compression or dehydration equipment used in the operation of any such pipeline; provided further, however, notwithstanding the foregoing, "Equipment" shall include (x) production related facilities, (y) assets comprising amine plants and (z) equipment and related assets designed to dehydrate, compress, treat, separate, stabilize, store or otherwise process hydrocarbons, including, without limitation, the facilities at Winnie, Texas (including the real property associated with such facilities at Winnie, Texas).

         (b) The definition of "Permitted Hedging Transactions" is hereby amended to read as follows:

                           "Permitted Hedging Transactions" shall mean
                  non-speculative transactions in futures, forwards, swaps or option contracts (including both physical and financial settlement transactions) engaged in by the TransTexas Entities as part of their normal business operations as a risk-management strategy or hedge against adverse changes in market conditions in the prices of natural gas, condensate, feedstock or refined products; provided, that such transactions do not in the case of the Borrower, on a monthly basis, relate to more than 90% of the TransTexas Entities' average net hydrocarbon production per month from the Continuing Operations for the most recent 3-month period measured at the time of such incurrence; provided, further, that, at the time of such transaction (i) the counter party to any such transaction is an Eligible Institution or a Person that has an Investment Grade Rating or has an issue of debt securities or preferred stock outstanding with an Investment Grade Rating or (ii) such counter party's obligation pursuant to such transaction is unconditionally guaranteed in full by, or secured by a letter of credit issued by, an Eligible Institution or a Person that has an Investment Grade Rating or that has an issue of debt securities or preferred stock outstanding with an Investment Grade Rating.

         (c) The definition of "Permitted Investment" is hereby amended to read as follows:

                           "Permitted Investment" shall mean, when used with
                  reference to the Borrower or its Subsidiaries, (i) trade credit extended to persons in the ordinary course of business;
                  (ii) purchases of Cash Equivalents; (iii) Investments by the Borrower or its wholly owned Subsidiaries in wholly owned Subsidiaries of the Borrower (other than TTXD) that are engaged in Related TransTexas Businesses; (iv) Swap Obligations; (v) the receipt of capital stock in lieu of cash in connection with the settlement of litigation; (vi) advances to officers and employees in connection with the performance of their duties in the ordinary course of business in an amount not to exceed $3 million in the aggregate outstanding at any time; (vii) margin deposits in connection with Permitted Hedging Transactions; (viii) an Investment in one or more Unrestricted Subsidiaries of the Borrower in an aggregate amount, net return of income on such investment, not in excess of $25 million less the amount of any Unrestricted Non-Recourse Debt outstanding of Borrower or any of its Subsidiaries; (ix) Investments and expenditures made in the ordinary course of business by the Borrower or its Subsidiaries, and of a nature that is or shall have become customary in, the oil and gas business as a means of actively exploiting, exploring for, acquiring, developing, processing, gathering, marketing or transporting oil and gas or providing services with respect to such activities through agreements, transactions, interests or arrangements which permit a person to share risks or costs, comply with regulatory requirements regarding local ownership or satisfy other objectives customarily achieved through the conduct of the oil and gas business jointly with third parties, including, without limitation, (a) ownership interests in oil and gas properties or gathering systems and (b) Investments and expenditures in the form of or pursuant to operating agreements, processing agreements, farm-in agreements, farm-out agreements, development agreements, area of mutual interest agreements, unitization agreements, pooling arrangements, joint bidding agreements, service contracts, joint venture agreements, partnership agreements (whether general or limited), subscription agreements, stock purchase agreements and other similar agreements with third parties (including Unrestricted Subsidiaries); provided, that in the case of any joint venture primarily engaged in processing, gathering, marketing or transporting oil or gas (i) all Debt of such joint venture (other than a joint venture that is an Unrestricted Subsidiary) that would not otherwise constitute Debt of one of the TransTexas Entities shall be deemed Debt of the Borrower in proportion to its direct or indirect ownership interest in such joint venture (other than through an Unrestricted Subsidiary) and (ii) such joint venture shall be reasonably calculated to enhance the value of the reserves of the TransTexas Entities or marketability of production from such reserves; (x) a guaranty by any Subsidiary of the Borrower permitted under the Indenture; (xi) deposits permitted by the definition of Permitted Liens or any extension, renewal or replacement of any of them; (xii) the TTXD Equity Investment (in addition to any contribution by the Borrower pursuant to clause (xiii) below, (xiii) a capital contribution by the Borrower to TTXD or to a joint venture, a partnership, a limited liability company or a similar entity of the Borrower's drilling and energy services business and pipeline services business and related assets, (xiv) an acquisition by the Borrower of tank storage facilities (or the company that owns such facilities) in the vicinity of the TARC Refinery; (xv) guarantees by the Borrower of Debt of TTXD to the extent such Debt relates to assets contributed to TTXD pursuant to clause (xiii) hereof; (xvi) other Investments not in excess of $5 million at any time outstanding, (xvii) loans made (x) to officers, directors and employees of the Borrower or any of its Subsidiaries approved by the applicable Board of Directors (or by an authorized officer), the proceeds of which are used solely to purchase stock or to exercise stock options received pursuant to an employee stock option plan or other incentive plan, in a principal amount not to exceed the purchase price of such stock or the exercise price of such stock options, as applicable, and (y) to refinance loans, together with accrued interest thereon made pursuant to this clause, in each case not in excess of $3 million in the aggregate outstanding at any one time, (xviii) a capital contribution by the Borrower of any or all of its assets to a joint venture, a partnership, a limited liability company or a similar entity, (xix) any deposit or escrow of funds in connection with adjustments to the Lobo Sale purchase price or
                  (xx) the acquisition by the Borrower of TEC Notes as a result of a capital contribution to the Borrower by a Person other than the Lender or any of its Subsidiaries.

         (d) The definition of "Permitted Liens" is hereby amended to read as follows:

                           "Permitted Liens" shall mean (a) Liens imposed by
                  governmental authorities for taxes, assessments, or other charges not yet due or which are being contested in good faith and by appropriate proceedings, if adequate reserves with respect thereto are maintained on the books of any of the TransTexas Entities in accordance with GAAP; (b) statutory Liens of landlords, carriers, warehousemen, mechanics, materialmen, repairmen, mineral interest owners, or other like Liens arising by operation of law in the ordinary course of business; provided, that (i) the underlying obligations are not overdue for a period of more than 60 days, or (ii) such Liens are being contested in good faith and by appropriate proceedings and adequate reserves with respect thereto are maintained on the books of any of the TransTexas Entities in accordance with GAAP; (c) (i) pledges of assets or deposits of cash or Cash Equivalents to secure the performance of bids, trade contracts (other than borrowed money), leases, statutory obligations, surety bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business (or to secure reimbursement obligations or letters of credit in support of such bonds) in an aggregate amount not in excess of 5% of the SEC PV10 indicated on TransTexas' most recent Reserve Report at the time such pledges or deposits are made or (ii) pledges of assets, the fair market value of which is not in excess of $40 million in the aggregate pledged at any one time, or deposits of cash or Cash Equivalents, in each case, to secure appeal or supersedeas bonds (or to secure reimbursement obligations or letters of credit in support of such bonds);
                  (d) Liens encumbering customary initial deposits and margin deposits securing Swap Obligations or Permitted Hedging Transactions; (e) pledges of assets including, without limitation, the mortgage of a production payment by a Hedging Subsidiary, to secure margin obligations, settlement obligations, reimbursement obligations or letters of credit in connection with Permitted Hedging Transactions; provided that, at the time such pledge is made (or, if such pledge secures future Permitted Hedging Transactions, at the time any such Permitted Hedging Transaction is entered into), the maximum aggregate exposure under such Permitted Hedging Transactions does not exceed the greater of (i) $25 million or (ii) 10% of the SEC PV10 indicated on TransTexas' then most recent Reserve Report; (f) easements, rights-of-way, zoning, similar restrictions and other similar encumbrances or title defects incurred in the ordinary course of business which, in the aggregate, are not material in amount, and which do not in any case materially detract from the value of the property subject thereto (as such property is used by any of the TransTexas Entities) or materially interfere with the ordinary conduct of the business of any of the TransTexas Entities; (g) Liens arising by operation of law in connection with judgments, only to the extent, for an amount and for a period not resulting in an Event of Default with respect thereto; (h) Liens securing Debt or other obligations not in excess of $3 million and Liens existing on the Closing Date; (i) pledges or deposits made in the ordinary course of business in connection with worker's compensation, unemployment insurance, and other types of social security legislation, property insurance and liability insurance; (j) Liens granted on Equipment, Inventory or Receivables; (k) Liens granted in connection with the Presale of Gas, provided that all of the proceeds from such Presale of Gas shall be applied to the repurchase of the Note;
                  (l) Liens created on acreage drilled or to be drilled pursuant to Drilling Programs, on Hydrocarbons produced therefrom and on the proceeds of such Hydrocarbons to secure TransTexas' obligations thereunder, provided that (i) the number of wells included in such program commenced in any fiscal year does not exceed 30 per fiscal year (plus the number of wells included in programs commenced in prior years but not yet completed),
                  (ii) such obligations are limited to a percentage of production from such wells, (iii) such Liens survive only until the Person to whom such Lien was granted has received production with a value equal to the reimbursable costs, expenses and fees related to property and services provided or paid for by such Person plus an agreed-upon interest component, and (iv) such Liens secure obligations that are nonrecourse to each of the Company or its Subsidiaries; (m) Liens on the assets of any entity existing at the time such assets are acquired by any of the TransTexas Entities, whether by merger, consolidation, purchase of assets or otherwise so long as such Liens (A) are not created, incurred or assumed in contemplation of such assets being acquired by any of the TransTexas Entities and (B) do not extend to any other assets of any of the TransTexas Entities; (n) any extension, renewal, or replacement of Liens created pursuant to any of clauses (a) through (g), (i), (k) through (m) or (q) through (t) of this definition, or (r) through (v) ;provided that such Liens would have otherwise been permitted under such clauses, and further provided that the Liens permitted by this clause (n) do not secure any additional Debt or encumber any additional property; (o) Liens securing (i) Royalty Payment Obligations and (ii) Permitted Production Payment Obligations;
                  (p) Liens on the assets of one of the TransTexas Entities in favor of another TransTexas Entity; (q) Liens that secure Unrestricted NonRecourse Debt; provided however, that at the time of incurrence the aggregate fair market value of the assets securing such Lien (exclusive of the stock of the applicable Unrestricted Subsidiary) shall not exceed the amount of allowed Unrestricted Non-Recourse Debt of the Borrower; (r) Liens on the proceeds of any property subject to a Permitted Lien or on deposit accounts containing any such proceeds; (s) Liens on the proceeds of any property that is not Collateral, on the proceeds of any Debt incurred in accordance with the provisions hereof, or on deposit accounts containing any such proceeds; (t) Liens (including extensions and renewals thereof) on real or personal property, acquired after the Closing Date ("New TransTexas Property"); provided, however, that (A) such Lien is created solely for the purpose of securing Debt Incurred to finance the cost (including the cost of improvements or construction) of New TransTexas Property subject thereto and such Lien is created at the time of, or within six months after the later of the acquisition, the completion of construction, or the commencement of full operation of such New TransTexas Property, (B) the principal amount of the Debt secured by such Lien does not exceed 100% of such cost plus reasonable financing fees and other associated reasonable out-of-pocket expenses and (C) any such Lien shall not extend to or cover any property or assets other than such item of New TransTexas property and any improvements on such New TransTexas Property; (u) Liens of the trustee under the indenture and related collateral documents governing the terms of the TransTexas Senior Notes and (v) Liens in favor of the Lender or its assignee under the TransTexas Security Documents.

         (e) The definition of "Phase I Completion Date" is hereby amended to read as follows:

                           "Phase I Completion Date" shall mean the date on
                  which the Construction Supervisor issues a written notice (the "Phase I Completion Notice") to TARC certifying that the Phase I Performance Test has been completed.

         (f) The definition of "Phase I Performance Test" is hereby added to the TransTexas Intercompany Loan Agreement to read in its entirety as follows:

                           "Phase I Performance Test" means for a period of at
                  least 72 uninterrupted hours, TARC Operating's refinery has sustained (i) an average feedstock throughput level of at least 150,000 barrels per day, and (ii) no net production of vacuum tower bottoms when using as input a combined feedstock slate with an average API Gravity of 22 degrees or less.

         (g) The definition of "Phase II Completion Date" is hereby amended to read as follows:

                           "Phase II Completion Date" means the date on which
                  the Construction Supervisor issues a written notice (the "Phase II Completion Notice") to the Borrower certifying that for a period of at least 72 uninterrupted hours, TARC Operating's refinery has sustained (i) an average feedstock throughput level of at least 180,000 barrels per day and (ii) average production yields (measured as the liquid volume percent of feedstock throughput) of refined products with a specific gravity of gasoline or lighter of at least 40% and of middle distillates or lighter of at least 60%, when using a combined Crude Unit feedstock slate with an average API Gravity of 22 degrees or less.

         (h) The definition of "Related TransTexas Business" is hereby amended to read as follows:

                           "Related TransTexas Business" shall mean (i) the
                  exploration for, acquisition of, development of, production, transportation, gathering, and processing (in connection with natural gas and natural gas liquids only) of, crude oil, natural gas, condensate, and natural gas liquids; provided that the Related TransTexas Business shall not include any refining or distilling of Hydrocarbons other than processing and fractionating natural gas and natural gas liquids, (ii) the drilling and energy services business and pipeline services business, (iii) owning and operating a Hedging Subsidiary or (iv) owning and operating facilities in or near Winnie, Texas, designed for separation, dehydration, treatment, stabilization, processing and storage of hydrocarbons and related operations.

         Section 1.02. Section 2.4 of the TransTexas Intercompany Loan Agreement. Section 2.4 of the TransTexas Intercompany Loan Agreement is hereby amended to add a new subsection (b) following subsection (a) to read as follows:

                           (b) Notwithstanding anything to the contrary herein,
                  the Borrower may at any time repay the principal of the Loan by surrender to the Lender for cancellation of 11 1/2% Senior Secured Notes due 2000 of the Lender ("Senior Notes") and at any time after June 15, 1999 repay the principal of the Loan by surrender to the Lender for cancellation of 13% Senior Secured Discount Notes due 2002 ("Senior Discount Notes"), but only to the extent the Borrower has received Senior Notes or Senior Discount Notes or a cash amount equal to the cost to the Borrower of such Senior Notes or Senior Discount Notes as a capital contribution from a person other than the Lender or any of its Subsidiaries. Upon each such surrender of Senior Notes or Senior Discount Notes to the Lender, the principal amount of the Loan shall be reduced by 100.0% of the principal amount of the Senior Notes surrendered and 100.0% of the principal amount of the Senior Discount Notes surrendered.

         Section 1.03. Section 3.2 of the TransTexas Intercompany Loan Agreement. Section 3.2 of the TransTexas Intercompany Loan Agreement is hereby amended to read as follows:

                           Section 3.2 Permitted Prepayments. The Borrower may
                  at any time make a prepayment of all or a portion of the principal amount of the Note then outstanding (a "Permitted Prepayment") at a prepayment price equal to the portion of the outstanding principal amount of the Note to be prepaid together with accrued and unpaid interest, if any, to and including the date of such Permitted Prepayment.

         Section 1.04. Section 9.15 of the TransTexas Intercompany Loan Agreement. A Section 9.15 is hereby added to the TransTexas Intercompany Loan Agreement to read as follows:

                           Section 9.15 Agreement. The term "Agreement," as used
                  in the TransTexas Intercompany Loan Agreement, and the terms "TransTexas Intercompany Loan Agreement" and "Loan Agreement," as used in the other Loan Documents, each shall mean and refer to the TransTexas Intercompany Loan Agreement, as amended, modified, supplemented, restated, renewed, and/or extended from time to time; . . .


                                   ARTICLE II
                                  MISCELLANEOUS

         Section 2.01. Ratification and Confirmation. As amended and modified by this Second Amendment, the terms and provisions of the TransTexas Intercompany Loan Agreement are hereby ratified and confirmed and shall continue in full force and effect.

         Section 2.02. Reference to TransTexas Intercompany Loan Agreement. The TransTexas Intercompany Loan Agreement and any and all other agreements, documents or instruments now or hereafter executed and delivered pursuant to the terms of the TransTexas Intercompany Loan Agreement, are hereby amended so that any reference therein to the TransTexas Intercompany Loan Agreement shall mean a reference to the TransTexas Intercompany Loan Agreement as amended hereby.

         Section 2.03. Counterparts. This Second Amendment may be executed in one or more counterparts, each of which when executed shall be deemed to be an original, but all of which when taken together shall constitute one and the same instrument.

         Section 2.04. Headings. The headings, captions and arrangements used in this Second Amendment are for convenience only and shall not affect the interpretation of this Second Amendment.

         Section 2.05. Governing Law. THIS SECOND AMENDMENT SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAWS.

         Section 2.06. Effectiveness of Amendments. This Second Amendment is effective as of the date first above written. However, the provisions of the TransTexas Intercompany Loan Agreement amended or eliminated as provided in this Second Amendment (the "Amended Provisions") shall remain operative in the form in which they exist in the TransTexas Intercompany Loan Agreement until the Transaction Closing Date, whereupon the Amended Provisions will be amended or eliminated as provided herein, effective immediately prior to the Transaction Closing Date.

         IN WITNESS WHEREOF, the parties hereto have caused this Second Amendment to be executed as of the date of first written above.


                                     TRANSTEXAS GAS CORPORATION



                                     By:
                                        ---------------------------------------
                                     Name:
                                          -------------------------------------
                                     Title:
                                           ------------------------------------




                                     TRANSAMERICAN ENERGY CORPORATION



                                     By:
                                        ---------------------------------------
                                     Name:
                                          -------------------------------------
                                     Title:
                                           ------------------------------------